UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

March 8, 2016

Date of Report (Date of earliest event reported)

QUANTUMSPHERE, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53913	20-3925307
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2905 Tech Center Drive
Santa Ana, California 92705
(Address of principal executive offices, with zip code)

714-545-6266
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On March 8, 2016, QuantumSphere, Inc., a Nevada corporation (the “Registrant”), entered into a Commercialisation Partnership Agreement (the “Commercialisation Agreement”) with Casale S.A. (”Casale”), pursuant to which the parties agreed to the terms of commercialization of the Registrant’s QSI-Nano® iron catalysts, known as FeNIX™, for ammonia synthesis. The parties intend to commercialize FeNIX™ during the second half of 2016. Casale is primarily responsible for the marketing, licensing and selling of the FeNIX product to Casale’s current and prospective client base alongside its well established ammonia technology utilized in approximately 40% of global ammonia production, while the Registrant is primarily responsible for the production and shipment of the FeNIX product.

The term of the Commercialisation Agreement (the “Term”) is ten (10) years, with automatic five (5) year renewals.

During the Term, Casale is restricted from entering into any agreement with any third party company for any purpose relating to the use of nano-sized particle based catalysts in ammonia synthesis. Further, during the Term, Casale has exclusive rights to commercially market, co-brand and sell the FeNIX product into the ammonia market globally, with the exception of China. The Registrant will not license the FeNIX product for use outside of China to an ammonia plant owner/operator if such party does not commit to use the ammonia technology developed and owned by Casale.

The foregoing description of the Commercialisation Agreement and the transactions contemplated thereby do not purport to be complete and are qualified in their entireties by reference to the Commercialisation Agreement, which is attached hereto as Exhibit 10.1, and is incorporated by reference herein.

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ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1	Commercialisation Partnership Agreement, dated as of March 8, 2016, by and between QuantumSphere, Inc. and Casale S.A.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUANTUMSPHERE, INC.

Date: March 14, 2016	By:	/s/ Kevin D. Maloney
Kevin D. Maloney
	Title:	President and Chief Executive Officer

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